Exhibit 3.1
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE AARON’S COMPANY, INC.
THE AARON’S COMPANY, INC., a corporation organized and existing under and by virtue of the General Business Corporation Code of the State of Georgia (the “GBCC”), does hereby certify:
FIRST: The name of the corporation is The Aaron’s Company, Inc.
SECOND: The corporation is authorized to issue 100 shares.
THIRD: The street address of the registered office is 289 S Culver St, Lawrenceville, GA 30046-4805, USA. The registered agent at such address is the C T Corporation System. The county of the registered office is Gwinnett County.
FOURTH: The mailing address of the corporation’s principal office is 400 Galleria Parkway SE, Suite 300, Atlanta, GA. 30339.
FIFTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided that this article shall eliminate or limit liability of a director only to the extent permitted from time to time by the GBCC or any successor law or laws.
SIXTH: This Second Amended and Restated Certificate of Incorporation shall become effective as of 11:59 p.m. (Atlanta, Georgia time) on October 3, 2024.
SEVENTH: This Second Amended and Restated Certificate of Incorporation has been duly approved by the requisite shareholders of the corporation on September 25, 2024.
EIGHT: This Second Amended and Restated Certificate of Incorporation has been duly and validly adopted by the directors of the corporation on June 16, 2024.

IN WITNESS WHEREOF, The Aaron’s Company, Inc. has caused these Second Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this 3rd day of October, 2024.

THE AARON’S COMPANY, INC.

By: /s/ Rachel George
Name: Rachel George
Title: EVP, General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer